Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS
SECOND QUARTER 2010 RESULTS

      Second Quarter Highlights:

➢	Net income increases by 142% over second quarter 2009, excluding non-routine transactions
➢	Operating margins increase by 26% compared to the same period last year
➢	Metallurgical shipments triple versus second quarter 2009
➢	ICG ADDCAR delivers its first overseas highwall mining system to India

Scott Depot, West Virginia, July 28, 2010 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the second quarter of 2010.

•
Adjusted EBITDA was $44.8 million for the second quarter of 2010 compared to $52.2 million for the second quarter of 2009.  Second quarter 2010 Adjusted EBITDA was reduced by a $10.0 million charge due to a negotiated early termination of a thermal coal sales agreement.  This termination enables ICG to sell approximately 400,000 additional tons as premium high-volatile metallurgical coal at significantly higher prices during 2010 and 2011. Second quarter 2009 results included a $7.7 million gain related to the termination of a below-market coal supply agreement.  Exclusive of these items, Adjusted EBITDA would have been $54.8 million in the second quarter of 2010 and $44.5 million for the same period in 2009, a 23% increase.

•
Net income was $4.5 million, or $0.02 per share on a diluted basis, for the second quarter of 2010 compared to net income of $10.4 million, or $0.07 per share on a diluted basis, for the second quarter of 2009. Net income for the second quarter of 2010 also included a $6.1 million pre-tax loss on extinguishment of debt related to the Company’s capital restructuring.  Excluding the $10.0 million contract buyout and the $6.1 million loss on extinguishment of debt, pro forma net income in the second quarter of 2010 would have been $13.5 million, or $0.07 per share on a diluted basis.  Excluding the $7.7 million gain related to the 2009 contract termination, pro forma net income in the second quarter of 2009 would have been $5.6 million, or $0.04 per share on a diluted basis.

•	Margin per ton sold increased 26% to $14.28 in the second quarter of 2010 compared to $11.32 for the same period last year, primarily due to higher price realization.

•	Revenues increased to $300.4 million for the second quarter of 2010 compared to $277.8 million for the second quarter of 2009, primarily due to increased coal sales revenues.

“Our operating performance was solid throughout the second quarter,” said Ben Hatfield, President and CEO of ICG.  “The improved margins, compared to the second quarter of 2009, were driven primarily by our moves to sell more metallurgical tons with higher pricing and our continued focus on effective cost control.”

Hatfield continued, “We’re seeing a steady improvement in thermal coal pricing, as utility coal inventories have fallen from record highs in November 2009 and are slowly approaching normalized levels.  Above-normal summer temperatures are expected to further reduce coal stockpiles and provide more support for thermal prices.  Although demand for metallurgical coal slowed in the second half of the quarter, we believe this plateau is temporary and not an indication of an extended change in the market outlook.”

Six-Month Results

Revenues for the first six months of 2010 totaled $589.0 million compared to $582.8 million for the same period in 2009.  The Company reported Adjusted EBITDA of $91.7 million in the first six months of 2010 compared to $96.7 million in the first six months of 2009.  First-half Adjusted EBITDA was reduced in 2010 by a $10.0 million contract buyout and increased in 2009 by a $7.7 million contract termination gain.  Excluding these transactions, first-half Adjusted EBITDA would have been $101.7 million in 2010 and $89.0 million in 2009.

Net loss for the first half of 2010 was $4.4 million, or $0.02 per share on a diluted basis, versus net income of $14.1 million, or $0.09 per share on a diluted basis, for the same period a year ago. Excluding the $10.0 million contract buyout and the $28.1 million loss on the extinguishment of debt, pro forma net income in the first six months of 2010 would have been $19.7 million, or $0.10 per share on a diluted basis.  Excluding the $7.7 million gain related to the contract termination, pro forma net income in the first six months of 2009 would have been $9.3 million, or $0.06 per share on a diluted basis.

Sales, Production and Reserves

ICG sold 4.1 million tons of coal during the second quarter of 2010 compared to 4.2 million tons during the second quarter of 2009.  Production totaled 4.0 million tons in the second quarter of 2010 versus 4.2 million tons in the same period of 2009.  Metallurgical shipments of 622,000 tons represented a 421,000-ton increase over the second quarter of the prior year.

As of June 30, 2010, ICG controlled approximately 1.1 billion tons of coal reserves, located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia.  Additionally, the Company controlled approximately 431 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Operational and Other Updates

•
Construction resumed in June at the Tygart No. 1 deep mine complex in Taylor County, West Virginia.  Initial production of high-volatile metallurgical and high-quality thermal coal is expected in late 2011 with longwall production scheduled to begin in early 2014.  At full output, the Tygart No. 1 mine is expected to produce 3.5 million tons per year.

•
As previously discussed, during the second quarter of 2010, ICG reached a $10.0 million contract termination settlement with a utility customer.  This transaction allows the Company to market approximately 400,000 tons of coal as premium high-volatile metallurgical coal at significantly higher margins.  Approximately 80% of these tons have already been committed for sale at more favorable prices.

•
ICG ADDCAR Systems completed the sale of a new highwall mining system to a customer in India.  This sale marks the first delivery of ADDCAR’s unique highwall mining system outside of North America.  The system includes ADDCAR’s latest steep-dip mining technologies.

•
In March and April 2010, in connection with tender offers and consent solicitations, the Company repurchased approximately $169.1 million aggregate principal amount of its 10.25% Senior Notes due 2014 and $114.5 million aggregate principal amount of its 9.0% Convertible Senior Notes due 2012 as part of a capital restructuring.  The Company incurred a $6.1 million loss related to these transactions in the second quarter of 2010. In July 2010, the Company redeemed the remaining $5.9 million of the 10.25% Senior Notes at a redemption price of 105.125% of the principal amount, plus accrued and unpaid interest. The Company used cash on hand to fund the redemption.

•
Various ICG mining operations received prestigious awards in May for outstanding safety performance during 2009 from the West Virginia State Council of the Joseph A. Holmes Association and District 3 of the Mine Safety and Health Administration (MSHA).  ICG’s Wolf Run Mining operations received two Holmes and two MSHA awards; ICG Eastern operations received two Holmes awards; and Vindex Energy operations received one Holmes and one MSHA award. Additionally, ICG ADDCAR’s Bridger HWM operation was recognized by the State of Wyoming for working all of 2009 without a lost-time accident.

Market Outlook and Committed Sales

Despite the uncertain near-term global economic outlook, thermal coal fundamentals appear to be improving due to declining utility inventories and increasing electricity consumption.  The Company expects metallurgical coal pricing to strengthen going forward as the outlook for world steel demand continues to improve.

For 2010, committed and priced sales are approximately 16.2 million tons, or 97% of planned shipments, at an average price of $65.25 per ton, excluding freight and handling expenses.  The uncommitted tonnage for 2010 includes approximately 0.4 million tons that are expected to be marketed as metallurgical coal.

For 2011, committed and priced sales are approximately 8.8 million tons, or 52.3% of planned shipments, at an average price of $61.37 per ton, excluding freight and handling expenses.  The uncommitted tonnage for 2011 includes approximately 2.3 million tons of metallurgical coal.

Liquidity and Debt

As of June 30, 2010, the Company had $205.3 million in cash and has $33.3 million in borrowing capacity available under its new credit agreement.

Debt outstanding as of June 30, 2010 totaled $365.3 million, net of a $36.3 million discount, consisting primarily of $115.0 million aggregate principal amount of newly issued 4.0% Convertible Senior Notes and $200.0 million aggregate principal amount of newly issued 9.125% Senior Secured Second-Priority Notes.

Outlook

The Company has updated its guidance to reflect modifications to its production mix and the global economic conditions affecting the coal market:

•
For 2010, the Company expects to sell between 16.6 million and 16.8 million tons of coal, including 2.7 million to 2.8 million tons of metallurgical coal.  The average selling price is projected to be $66.25 to $67.25 per ton, with an average cost of $51.75 to $52.75 per ton, excluding selling, general and administrative expenses.  The Company expects coal production to be between 15.8 million and 16.0 million tons.

•
Adjusted EBITDA, or earnings before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt and noncontrolling interest, is expected to be in the range of $200 million to $220 million in 2010.

•	The Company’s expectation for average coal pricing by region for 2010 is as follows:

Region	2010 Forecast
Central Appalachia	$72.75 - $73.75
Northern Appalachia	$69.25 - $70.25
Illinois Basin	$36.75 - $37.00
Average	$66.25 - $67.25

•	The Company anticipates 2010 capital expenditures of between $105.0 million and $115.0 million.

For 2011, the Company expects to produce and sell between 16.5 million and 17.5 million tons of coal, including 3.1 million to 3.2 million tons of metallurgical coal.  The average selling price is projected to be $72.00 to $77.00 per ton.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin.  The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois.  ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

■
Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities, such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; reductions and/or deferrals of purchases by major customers; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; adoption by Appalachian states of EPA guidance regarding stringent water quality-based limitations in CWA Section 402 wastewater discharge permits and CWA Section 404 dredge and fill permits; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; the impact of the mine explosion at a competitor’s mine on federal and state authorities’ decisions to enact laws and regulations that result in more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements; future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming or climate change; impairment of the value of our long-lived and deferred tax assets; our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims, including those related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage.

■
You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur.

# # #

For more information, contact Ira Gamm, Vice President – Investor and Public Relations, at (304) 760-2619

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
REVENUES:
Coal sales revenues	$270,714	$254,677	$541,204	$528,493
Freight and handling revenues	9,006	6,041	18,383	14,675
Other revenues	20,720	17,079	29,447	39,595
Total revenues	300,440	277,797	589,034	582,763
COSTS AND EXPENSES:
Cost of coal sales	211,927	207,324	431,992	439,289
Freight and handling costs	9,006	6,041	18,383	14,675
Cost of other revenues	26,400	6,630	33,581	15,966
Depreciation, depletion and amortization	26,135	26,035	52,532	52,298
Selling, general and administrative	8,335	8,670	16,920	19,281
Gain on sale of assets, net	(34)	(3,108)	(3,515)	(3,186)
Total costs and expenses	281,769	251,592	549,893	538,323
Income from operations	18,671	26,205	39,141	44,440
INTEREST AND OTHER INCOME (EXPENSE)
Loss on extinguishment of debt	(6,098)	—	(28,085)	—
Interest expense, net	(10,015)	(13,214)	(23,315)	(26,232)
Total interest and other income (expense)	(16,113)	(13,214)	(51,400)	(26,232)
Income (loss) before income taxes	2,558	12,991	(12,259)	18,208
INCOME TAX (EXPENSE) BENEFIT	1,924	(2,613)	7,889	(4,108)
Net income (loss)	4,482	10,378	(4,370)	14,100
Net (income) loss attributable to noncontrolling interest	—	4	—	(25)
Net income (loss) attributable to International Coal Group, Inc.	$4,482	$10,382	$(4,370)	$14,075

Other Data:
Adjusted EBITDA (a)	$44,806	$52,240	$91,673	$96,738

Earnings per share:
Basic	$0.02	$0.07	$(0.02)	$0.09
Diluted	$0.02	$0.07	$(0.02)	$0.09
Weighted-average common shares outstanding:
Basic	202,484,814	152,832,797	191,992,083	152,803,420
Diluted	203,932,265	154,672,255	191,992,083	153,983,725

(a)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our ABL Loan Facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as fixed charge ratio. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; or interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss attributable to International Coal Group, Inc. appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009
(in thousands)

	June 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$205,310	$92,641
Accounts receivable, net	92,259	80,291
Inventories, net	76,132	82,037
Deferred income taxes	15,548	15,906
Prepaid expenses and other	18,118	17,734
Total current assets	407,367	288,609

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,022,984	1,038,200
DEBT ISSUANCE COSTS, net	13,371	7,634
ADVANCE ROYALTIES, net	17,046	18,025
OTHER NON-CURRENT ASSETS	6,554	15,492
Total assets	$1,467,322	$1,367,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$61,324	$63,582
Short-term debt	2,334	2,166
Current portion of long-term debt and capital lease	24,947	17,794
Current portion of reclamation and mine closure costs	9,376	9,390
Current portion of employee benefits	4,043	3,973
Accrued expenses and other	69,455	74,803
Total current liabilities	171,479	171,708

LONG-TERM DEBT AND CAPITAL LEASE	337,969	366,515
RECLAMATION AND MINE CLOSURE COSTS	66,651	65,601
EMPLOYEE BENEFITS	76,330	63,767
DEFERRED INCOME TAXES	56,382	57,399
BELOW-MARKET COAL SUPPLY AGREEMENTS	28,398	29,939
OTHER NON-CURRENT LIABILITIES	3,158	3,797
Total liabilities	740,367	758,726

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	2,038	1,728
Treasury stock	(216)	(14)
Additional paid-in capital	857,925	732,124
Accumulated other comprehensive income (loss)	(2,770)	1,048
Retained deficit	(130,083)	(125,713)
Total International Coal Group, Inc. stockholders’ equity	726,894	609,173
Noncontrolling interest	61	61
Total stockholders’ equity	726,955	609,234
Total liabilities and stockholders’ equity	$1,467,322	$1,367,960

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(in thousands)

	Six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,370)	$14,100
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	52,532	52,298
Loss on extinguishment of debt	28,085	—
Amortization and write-off of deferred finance costs and debt discount	4,753	3,378
Amortization of accumulated employee benefit obligations	206	(52)
Compensation expense on share based awards	1,756	2,233
Gain on sale of assets, net	(3,515)	(3,186)
Provision for bad debt	(79)	(110)
Deferred income taxes	(11,051)	3,632
Changes in assets and liabilities:
Accounts receivable	(11,889)	(9,308)
Inventories	5,885	(22,812)
Prepaid expenses and other	(384)	16,663
Other non-current assets	1,053	(630)
Accounts payable	6,069	(10,784)
Accrued expenses and other	(5,228)	(5,058)
Reclamation and mine closure costs	191	176
Other liabilities	5,672	(1,438)
Net cash from operating activities	69,686	39,102
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	3,785	3,066
Additions to property, plant, equipment and mine development	(41,190)	(35,750)
Withdrawals (deposits) of restricted cash	8,792	(163)
Net cash from investing activities	(28,613)	(32,847)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short-term debt	2,388	—
Repayments on short-term debt	(2,220)	(3,578)
Borrowings on long-term debt and capital leases	—	9,086
Repayments on long-term debt and capital leases	(9,435)	(8,755)
Proceeds from convertible notes offering	115,000	—
Proceeds from senior notes offering	198,596	—
Proceeds from common stock offering	102,453	—
Repurchase of senior notes	(182,777)	—
Repurchase of convertible notes	(137,342)	—
Purchases of treasury stock	(202)	(14)
Proceeds from stock options exercised	10	—
Debt issuance costs	(14,875)	(609)
Net cash from financing activities	71,596	(3,870)
NET CHANGE IN CASH AND CASH EQUIVALENTS	112,669	2,385
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	92,641	63,930
CASH AND CASH EQUIVALENTS, END OF PERIOD	$205,310	$66,315

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (Unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net income (loss) attributable to International Coal Group, Inc.	$4,482	$10,382	$(4,370)	$14,075
Depreciation, depletion and amortization	26,135	26,035	52,532	52,298
Interest expense, net	10,015	13,214	23,315	26,232
Income tax expense (benefit)	(1,924)	2,613	(7,889)	4,108
Loss on extinguishment of debt	6,098	—	28,085	—
Noncontrolling interest	—	(4)	—	25
Adjusted EBITDA	$44,806	$52,240	$91,673	$96,738

RECONCILIATION OF NET INCOME (LOSS) TO PRO FORMA NET INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (Unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net income (loss) attributable to International Coal Group, Inc.	$4,482	$10,382	$(4,370)	$14,075
Loss on contract buyout	10,000	—	10,000	—
Loss on extinguishment of debt	6,098	—	28,085	—
Gain on contract buyout	—	(7,721)	—	(7,721)
Income tax expense (benefit)	(7,047)	2,926	(13,973)	2,926
Pro forma net income (loss) attributable to International Coal Group, Inc.	$13,533	$5,587	$19,742	$9,280

OPERATING STATISTICS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal and Ancillary	Total
For the three months ended June 30, 2010:
Tons sold	2,319	1,049	586	161	4,115
Coal sales revenues	$169,316	$69,823	$21,840	$9,735	$270,714
Cost of coal sales	$133,274	$54,199	$16,993	$7,461	$211,927
Coal sales revenue per ton (b)	$73.04	$66.57	$37.26	$60.32	$65.79
Cost of coal sales per ton (b)	$57.49	$51.67	$28.99	$46.23	$51.51

For the three months ended June 30, 2009:
Tons sold	2,480	947	546	207	4,180
Coal sales revenues	$175,571	$48,685	$17,701	$12,720	$254,677
Cost of coal sales	$140,142	$44,745	$14,274	$8,163	$207,324
Coal sales revenue per ton (b)	$70.81	$51.36	$32.41	$61.55	$60.92
Cost of coal sales per ton (b)	$56.52	$47.21	$26.13	$39.50	$49.60

For the six months ended June 30, 2010:
Tons sold	4,792	2,118	1,237	291	8,438
Coal sales revenues	$348,280	$130,188	$45,376	$17,360	$541,204
Cost of coal sales	$273,540	$107,870	$36,401	$14,181	$431,992
Coal sales revenue per ton (b)	$72.69	$61.46	$36.67	$59.73	$64.14
Cost of coal sales per ton (b)	$57.09	$50.92	$29.42	$48.79	$51.20

For the six months ended June 30, 2009:
Tons sold	5,249	2,055	1,136	420	8,860
Coal sales revenues	$359,693	$108,936	$36,424	$23,440	$528,493
Cost of coal sales	$295,973	$97,123	$30,487	$15,706	$439,289
Coal sales revenue per ton (b)	$68.53	$53.01	$32.06	$55.81	$59.65
Cost of coal sales per ton (b)	$56.39	$47.26	$26.83	$37.40	$49.58

(b)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue per ton and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.